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                                                                   EXHIBIT 10(s)

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

                  THIS AGREEMENT is entered into as of the 10th day of March, 2004 by and between Republic Bancorp Inc., a Michigan corporation (the "Company"), and Jerry D. Campbell ("Executive").

                               W I T N E S S E T H

                  WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

                  WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

                  WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued and undivided dedication to his duties in the event of any threat or occurrence of a Change in Control of the Company; and

                  WHEREAS, the Board has authorized the Company to enter into this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                           (a)      "Board" means the Board of Directors of the
Company.

                           (b)      "Bonus Amount" means the average of the
annual incentive bonus earned by Executive from the Company (or its affiliates) during the last three (3) completed fiscal years of the Company immediately preceding Executive's Date of Termination (annualized in the event Executive was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

                           (c)      "Cause" means (i) the willful and continued
failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board

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which specifically identifies the manner in which the Board believes that
Executive has not substantially performed Executive's duties and Executive has not cured to the satisfaction of the Board any such failure that is capable of being cured in all material respects within thirty (30) days of receiving such written demand; or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to embezzlement, theft, fraud or other felony involving the Company or its assets. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to instructions from the Board or from a more senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until (a) the Company establishes to the Board by clear and convincing evidence that Cause exists, and (b) the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within thirty (30) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                           (d)      "Change in Control" means the occurrence of
any one of the following events:

                                    (i)      individuals who, on the date of
         this Agreement, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                                    (ii)     any "Person" (as such term is
         defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the

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         combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

                                    (iii)    the consummation of a merger,
         consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction);

                                    (iv)     the consummation of a sale of all
         or substantially all of the Company's assets; or

                                    (v)      the stockholders of the Company
         approve a plan of complete liquidation or dissolution of the Company.

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                  Notwithstanding the foregoing, a Change in Control of the
Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                           (e)      "Date of Termination" means (1) the
effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 12(b) or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

                           (f)      "Disability" means termination of
Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness; provided, that, the Company may not terminate the Executive's employment as a result of Disability unless it has first given the Executive notice of such termination and, within thirty (30) days after such notice is given, the Executive has not returned to the full-time performance of the Executive's duties.

                           (g)      "Good Reason" means, without Executive's
express written consent, the occurrence of any of the following events after a Change in Control:

                                    (i)      (A) any change in the duties or
         responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership or position on the Board) with the Company as in effect immediately prior to such Change in Control;

                                    (ii)     a reduction by the Company in
         Executive's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, or the Company's failure to pay any such amounts when due;

                                    (iii)    any requirement of the Company that
         Executive be based anywhere more than thirty-five (35) miles from the office where Executive is located at the time of the Change in Control, if such relocation increases Executive's commute by more than twenty
         (20) miles;

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                                    (iv)     the failure of the Company to (A)
         continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent or lower cost with respect to welfare benefit plans), or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

                                    (v)      any refusal by the Company to
         continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

                                    (vi)     any purported termination of
         Executive's employment which is not effectuated pursuant to a proper Notice of Termination, and which will not constitute an effective termination of employment hereunder;

                                    (vii)    the failure of the Company to
         obtain the assumption (and, if applicable, guarantee) agreement from any successor (and, if applicable, Parent Corporation) as contemplated in Section 12(b); or

                                    (viii)   a termination of employment by
         Executive for any reason during the 30-day period commencing one (1) year after the date of a Change in Control.

                  An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

                  For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. The Executive must notify the Company of any event constituting Good Reason within thirty (30) days following the Executive's knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

                           (h)      "Notice of Termination" means a written
notice of Executive's Date of Termination by the Company or Executive, as the case may be, to

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the other delivered in accordance with the requirements of Section 13 hereof, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the Date of Termination, which date shall be not less than thirty (30) days from the date of such notice; provided that, subject to the terms of this Agreement, the failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                           (i)      "Qualifying Termination" means a termination
of Executive's employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive's employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

                           (j)      "Retirement" means Executive's retirement
(not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent.

                           (k)      "Termination Period" means the period of
time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive's employment is terminated within 6 months prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under this Agreement, the date of the actual Change in Control shall of treated as Executive's Date of Termination.

                  2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

                  3. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect while Executive continues to be employed by the Company, and for such further period as may be required for the Company to perform its obligations hereunder in the event of a Qualifying Termination.

                  4.       Payments Upon Termination of Employment.

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                           (a)      Qualifying Termination - Severance. Subject
to the Executive's execution of a release substantially in the form attached hereto as Annex I, if during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

                                    (i)      within fifteen (15) days following
         the Date of Termination a lump sum cash amount equal to the sum of (A) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (1) Executive's Bonus Amount, multiplied by
         (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five
         (365), and reduced by (3) any amounts paid from the Company's annual incentive plan for the fiscal year in which Executive's Date of Termination occurs and (C), any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

                                    (ii)     within fifteen (15) days following
         the Date of Termination, a lump-sum cash amount equal to (i) (3) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (ii) three (3) times Executive's Bonus Amount.

                           (b)      Qualifying Termination - Benefits. If during
the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall provide, at its expense, for a period of three (3) years following Executive's Date of Termination, Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

                           (c)      Qualifying Termination - 401(k) Plan
Contributions. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, all unvested 401(k) contributions in the Executive's 401(k) account shall immediately vest or the Company shall pay to Executive within fifteen (15)

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days following the Date of Termination an amount equal to any such unvested amounts that are forfeited by reason of said Qualifying Termination. In addition, the Company shall pay to Executive within fifteen (15) days following the Date of Termination a lump sum amount, in cash, equal to the value of any Company contributions that the Executive would have received under the Company's 401(k) for the three-year period following Executive's Qualifying Termination. If such amount cannot be determined at the time of Executive's termination, the amount of such payment shall be three times the average annual Company contribution made in the three years preceding the Change in Control.

                           (d)      Nonqualifying Termination. If during the
Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within fifteen (15) days following the Date of Termination, a lump sum cash amount equal to the sum of (1) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (2) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. The Company shall make such additional payments, and provide such additional benefits, to Executive as the Executive may be entitled under Company benefit plans or as the Company and Executive may agree in writing.

                           (e)      Equity Awards. If during the Termination
Period the employment of Executive shall terminate pursuant to a Qualifying Termination, in lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of options currently outstanding or hereafter granted to Executive, including but not limited to options issued under one or more option plans of the Company as well tandem options issued under its Voluntary Management Stock Accumulation Program but excluding options which had become vested or otherwise exercisable by Executive prior to termination of Executive's employment (which unvested/non-exercisable options shall be canceled upon the making of the payment referred to below), and/or shares of restricted stock of the Company ("Restricted Shares"), including but not limited to shares granted under the Company's Incentive Stock Plan (formerly known as the "Restricted Stock Plan"), which Executive is entitled to receive upon lapse of restrictions that still apply at the time of termination of Executive's employment (which rights shall be canceled upon the making of the payment referred to below), the Company shall pay Executive within fifteen (15) days following the Date of Termination a lump sum amount, in cash, equal to the product of (i) the excess of the amount which is the greater of (A) the average of the high bid price and the low ask price of Company Shares at the close of trading as reported on the NASDAQ market system on or nearest the Date of Termination, or (B) the highest per share price for Company Shares actually paid in connection with any change in control of the Company, times (ii) the full number of Company Shares and Restricted Shares which Executive was entitled to acquire, whether or not Executive had previously become entitled to acquire same, reduced by amounts that Executive would have been required to pay in exercising options.

                           (f)      Retroactive Application. If it is not known
at the time that a termination of employment takes place that it is a Qualifying Termination, but it is

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afterwards established that it was a Qualifying Termination, then the Company shall promptly provide to you any compensation and/or benefits due under this Agreement to the extent they were not previously provided.

                  5.       Certain Additional Payments by the Company.

                           (a)      Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

                           (b)      Subject to the provisions of Section 5(a),
all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses

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of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this
Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                  6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

                  7. Reimbursement of Legal Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the two (2%) percent over prime rate from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction or arbitration panel; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final order from which no appeal can be

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taken, or with respect to which the time period to appeal has expired, setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

                  8. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement except as otherwise provided hereunder; provided, however, that any termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

                  9. No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

                  10. Indemnification. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law.

                  11.      Non-Competition.

                           (a)      In consideration of the payment by the
Company to Executive of amounts that may hereafter be paid to Executive under the terms of this Agreement, Executive agrees that during the one-year period following Executive's termination of employment with the Company for any reason, Executive will not, directly or indirectly, become an employee, consultant, advisor or otherwise render services to any entity whose principal place of business is in Michigan, Ohio or any other state in which the Company has a significant retail presence and which engages in the banking business in a manner that materially competes with the business of the Company.

                           (b)      If any provision of this Section 11 or the
application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Section 11, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any provision of this Section 11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Section 11 shall be enforceable as so modified.

                  12.      Successors; Binding Agreement.

                           (a)      This Agreement shall not be terminated by
any Change in Control. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

                           (b)      The Company agrees that in connection with
any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any Parent Corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption (and to the extent applicable, guarantee) prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

                           (c)      This Agreement shall inure to the benefit of
and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

                  13. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed to the Executive at the address on file with the Company as Executive's primary residence and to the Company at its headquarters office in care of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  14. Full Settlement. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance and change in control payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

                  15. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in Ingham County, Michigan in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company or its successor owner, one of whom shall be appointed by Executive (or in the event of Executive's prior death, Executive's executor or beneficiary) and the third of whom shall be promptly appointed by the first two arbitrators. Arbitrators appointed by the parties shall be named within 10 business days following service of the demand for arbitration ("Service"). The arbitration shall be conducted as a de novo review in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Each party shall instruct its selected arbitrator to complete selection of the third arbitrator within 25 business days following Service. The parties shall specifically request the AAA to require that the designated arbitrators schedule a hearing no later than 45 business days following Service, that the hearing be closed within 75 business days following Service and that the arbitrators issue their award not later than 100 business days following Service. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this
Section 15.

                  16.      Survival; Entire Agreement.

                           (a)      Unless otherwise agreed by the parties in
writing, the respective obligations and benefits afforded to the Company and Executive set forth in this Agreement shall survive the termination of this Agreement to the extent necessary to give effect to the terms thereof.

                           (b)      This Agreement represents the complete
agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral.

                  17. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

                  18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                     REPUBLIC BANCORP INC.

                     By: /s/ Jeoffrey K. Stross, MD
                         ----------------------------------------------------
                     Title: Chairperson, Personnel and Compensation Committee

                     /s/ Jerry D. Campbell
                     --------------------------------------------------------
                     Jerry D. Campbell

                                     ANNEX I

                         AGREEMENT TO RELEASE ALL CLAIMS

                  1. In consideration for a severance payment and other benefits under the Change in Control Severance Agreement dated ____________ (the "Agreement"), and to which I would not otherwise be entitled, and for other good, valuable and separate consideration, I, Jerry D. Campbell, individually, on behalf of myself and on behalf of my respective heirs, legal representatives and assigns, do hereby forever and fully release and discharge Republic Bancorp Inc. (Republic), its predecessors, subsidiaries, successors, affiliates, distributors, dealers, directors, officers, agents and employees (Released Parties) from all actions, causes of action, claims, demands, damages (including compensatory, exemplary, statutory and punitive damages), attorneys' fees, costs, debts, sums of money, bills, covenants, contracts, liens, controversies, agreements, promises and executions of any kind, in law, equity or otherwise, which I, individually or in any representative capacity have or have ever had (as an employee (including officer), participant in any pension or welfare plan, or shareholder) against the Released Parties because of or arising out of any employment-related or shareholder-related matter and/or event occurring on or before the date I sign this Agreement to Release All Claims (the "Release"). This Release includes specifically, but not by way of limitation, any and all claims of discrimination, wrongful discharge, breach of contract, fraud, promissory estoppel, misrepresentation, retaliation, all claims under or in connection with the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Person's With Disabilities Civil Rights Act, the Americans with Disabilities Act, any other Michigan and federal statutes and the common law of the State of Michigan and the United States, actions based on tort, public policy, defamation, or injuries incurred on the job or incurred as a result of loss of employment, and any and all claims and demands of every conceivable kind based upon or in connection with or involving Employee's employment and the termination of such employment.

                  Nothing in this Waiver and General Release shall constitute a waiver of any claim or right of Employee that may arise from events occurring after the date the Waiver and General Release is executed by Employee, or of the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission.

                  This Agreement is not intended to release -

                  - any accrued claims for compensation or for welfare plan benefits and/or vested pension benefits that have accrued but remain unpaid as of the date hereof, or any claim under the Severance Agreement;

                  - any claim to indemnification arising under Republic's articles of incorporation or bylaws or under any express agreement to which Republic and I are parties, or

                  - any direct claim in a securities law or corporate law cause of action against any one or more Released Parties, based on acts or omissions taking place or first discovered subsequent to the date of this Release, or, if initiated before the date of this Release, in which I am a passive party, not involved in any way in the production of documents, evidence, or ideas used in the development of that claim, provided my own acts or omissions as an employee, officer, director or agent of any Released Party are not in issue.

                  2. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise that I will not begin any legal, equitable or administrative proceeding against any or all of the Released Parties for any claim of the kind described in paragraph 1 arising on or before the date I sign this Release, and that this Release will serve as a defense to and a basis for an injunction against any legal, equitable or administrative proceeding I or my heirs, legal representatives or assigns begin against the Released Parties for any such claim arising on or before the date I sign this Release.

                  3. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree to waive reinstatement to any position with any of the Released Parties and further promise and agree not to apply for a position in the future with any Released Party that was previously my employer.

                  4. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree that neither I nor anyone acting on my behalf will disclose the terms of this Release. I understand that such nondisclosure is a material consideration for the Released Parties having entered into this Release.

                  5. This Release, and all of its terms and provisions, shall be construed in accordance with the laws of Michigan. If any provision of this Release shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision in this Release, and this Release shall be construed as though the invalid or unenforceable provision was never included.

                  6. I acknowledge that I have been advised to consult with an attorney before signing this Release.

                  7. I acknowledge that my employer has given me a period of 21 days within which to consider signing this Release.

                  8. I understand that for seven days after I sign this Release I may revoke it, and that this Release shall not become effective or enforceable until the seven day period has expired.

                  9. I HAVE CAREFULLY READ THIS RELEASE, I HAVE HAD THE OPPORTUNITY TO DISCUSS ITS PROVISIONS WITH AN ATTORNEY, I FULLY UNDERSTAND THIS RELEASE, AND I FREELY AND VOLUNTARILY SIGN IT.

                  10.      I have signed this Release on ____________, ____.

THIS IS A RELEASE READ BEFORE SIGNING

In the presence of:
                                                                      [specimen]

________________